UILO Tech # 02-095:

LICENSE AGREEMENT

Between:     THE UNIVERSITY OF BRITISH COLUMBIA

and

UPSTREAM BIOSCIENCES INC.

Table of Contents

Article	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page

1.0	DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3
2.0	PROPERTY RIGHTS IN & TO THE TECHNOLOGY . . . . . . . . . . . . . . . .	7
3.0	PROVISION OF SERVICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	8
4.0	GRANT OF LICENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	8
5.0	SUBLICENSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	9
6.0	ROYALTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	9
7.0	ANNUAL PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	10
8.0	PATENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	10
9.0	DISCLAIMER OF WARRANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	11
10.0	INDEMNITY & LIMITATION OF LIABILITY . . . . . . . . . . . . . . . . . . . . . . . .	12
11.0	PUBLICATION & CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . .	13
12.0	PRODUCTION & MARKETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	14
13.0	REPRESENTATIONS AND WARRANTIES OF UPSTREAM . . . . . . .	14
14.0	DUTIES OF UPSTREAM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	14
15.0	DUTIES OF UBC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	14
17.0	ACCOUNTING RECORDS & REPORTS . . . . . . . . . . . . . . . . . . . . . . .	16
18.0	INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	17
19.0	ASSIGNMENT & CHANGE OF CONTROL . . . . . . . . . . . . . . . . . . . . .	18
20.0	GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	18
21.0	NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	18
22.0	TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	18
23.0	TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	19
24.0	MISCELLANEOUS COVENANTS OF UPSTREAM . . . . . . . . . . . . . .	20
25.0	MANAGEMENT OF CONFLICTS OF INTEREST . . . . . . . . . . . . . . . .	21
26.0	GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	21

Schedules

"A"	Description of "UBC Non-exclusive Technology"
"B"	Description of "UBC Exclusive Technology"
"C"	Payment Report
"D"	UBC License Agreement Annual Report
"E"	Address for Notices & Payment Instructions
"F"	Description of "Upstream Technology"

LICENSE AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with its administrative offices at 2075 Wesbrook Mall, Vancouver, British Columbia, V6T lW5

("UBC")

AND:

UPSTREAM BIOSCIENCES INC., a corporation incorporated under the laws of British Columbia, with a registered office at Suite 305-1338 West Broadway, Vancouver, British Columbia, Canada, V6H 1H2

("Upstream")

WHEREAS:

UBC has been engaged in research during the course of which it has invented, developed and/or acquired certain software and technology relating to bioinformatics software and algoritms stemming from the research of Dr. Wyeth Wasserman and colleagues (the "Inventors") (UBC file 05-135) in the Department of Medical Genetics, UBC;

It is UBC's objective to exploit its technology for the public benefit, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution;

Upstream has agreed with UBC to develop the software and technology with a view to making it a commercially viable programme for scientific research; and

Upstream and UBC have agreed to enter into this license on the terms and conditions set out in this agreement.

THE PARTIES AGREE AS FOLLOWS:

1.0	DEFINITIONS
1.1	In this agreement:
(a)	"Annual Report" means a report in the form referred to in Article 18.2;

(b)

"Affiliated Company" or "Affiliated Companies" means two or more corporations where the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or fifty percent (50%) or more of the voting shares of each of them is owned or controlled by the same person, corporation or other legal entity;

(c)	"Confidential Information" means all information, regardless of its form:
(i)

designated by UBC or Upstream as confidential, whether orally or in writing, including without limitation all information and documents related to the Technology (including all derived analyses and conclusions) and the terms and conditions of this agreement; and

(ii)	disclosed by UBC to Upstream, or of which Upstream becomes aware, whether before or after the Start Date, or
(iii)	disclosed by Upstream to UBC and which is clearly identified in writing as "Confidential",

except that "Confidential Information" does not include information:

(iv)

possessed by the recipient (the "Recipient") prior to receipt from the disclosing party (the "Discloser"), other than through prior disclosure by the Discloser, as evidenced by the Recipient's business records;

(v)	published or available to the general public otherwise than through a breach of this agreement;
(vi)	obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser; or
(vii)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Discloser's information as evidenced by the Recipient's business records;
(d)	"Copyright": means any and all copyrights granted, applied for or existing, whether registered under the Copyright Act or not, in the UBC Technology;
(e)	"C & W" means the Children's and Women's Health Centre of British Columbia with administrative offices at 4480 Oak Street, in the City of Vancouver, in the Province of British Columbia, V6H 3V4;
(f)	"Documentation": includes all functional specifications, operating instructions, user guides, reference materials and papers that are supplied by UBC in conjunction with the UBC Technology;
(g)	"Dispute" is defined in Article 16.1
(h)	"End User": means any person duly authorized by Upstream to use a Product under the terms of an End-User Agreement;
(i)	"Effective Termination Date" means the date on which this agreement is terminated under Article 23;
(j)	"First Use of the Technology" means the earlier of either:
(i)	the first use of the Technology, or

(ii)	the first sale of a Product containing the Technology,

in exchange for valuable consideration;

(k)	Upstream "Initial License Fee" is defined in Article 4.3;
(l)	"Mediator" is defined in Article 16.2
(m)	"Minimum Annual Royalty" is defined in Article 7.1;
(n)

"New Technology" means all knowledge, know-how, software, and/or technique or techniques invented, developed and/or acquired, after the Start Date by UBC or Upstream relating to a bioinformatic software application, based upon the UBC Technology and the Upstream Technology, to be developed pursuant to this agreement by Upstream, including improvements, variations, updates, upgrades, modifications, and enhancements made and/or acquired by either UBC or Upstream or any sub-licensee of Upstream relating to the UBC Technology;

(o)	"Objectionable Material" is defined in Article 11.3;
(p)	"Payment Report" means a report in the form referred to in Article 17.2 setting out in detail how the amount of Revenue and Sublicensing Revenue was determined;
(q)

"Product(s)" means goods (for example software) which are manufactured or provided in connection with the use of all or some of the UBC Technology, and/or New Technology or which incorporate some or all of the computer code which comprises the UBC Technology and/or New Technology;

(r)

"Revenue" means all revenues, receipts, money, and the fair market value of any shares or other securities, or other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by Upstream from the marketing, manufacturing, sale or distribution end user licensing (as permitted by Article 5) or leasing of the Products, UBC Technology and/or New Technology;

(s)	"Royalty Due Dates" means the last day of June and December of each year during the term of this agreement;
(t)

"Service(s)" means maintenance or support services provided in connection with the use of all or some of the Products, UBC Technology and/or New Technology, but shall not include Consulting Fees earned by Upstream;

(u)

"Service Revenue" means all revenues, receipts, money, and the fair market value of any shares or other securities, or other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by Upstream from the marketing, sale or distribution of Services, less the portion of travel expenses incurred during the provision of the Services, the portion determined by the percentage of the Sevices directly related to the Products as opposed to other Upstream products;

(v)	"Software": includes all source and object code or any modifications or enhancements as may be made from time to time relating to the UBC Technology;

(w)	"Start Date" means March 31, 2005;
(x)

"Sublicensing Revenue" means all revenues, receipts, money, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by Upstream pursuant to each sublicense agreement relating to the UBC Technology, New Technology and/or any Products. For greater clarity, it is confirmed that Sublicensing Revenue will include all:

(i)	milestone payments, royalties, license fees; and
(ii)	research or development fees in excess of the direct reimbursement for the actual costs of such research and development incurred by Upstream pursuant to a written research plan and agreement,

received by Upstream from any sub-licensee relating to the UBC Technology, New Technology or any Products. For the purposes of clarity, distributors of Software and/or Products for Upstream will not be deemed sublicensors when the distributors sole function sell Software and/or Products, and/or bundle Software and/or Products with sublicensor products.

(y)	"Technology" means collectively the UBC Technology, the Upstream Technology and the New Technology;
(z)	"UBC Technology" means collectively the UBC Non-exclusive Technology and the UBC Exclusive Technology;
(aa)

"UBC Non-exclusive Technology" means any and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, prior to the Start Date by UBC relating to and including the technology described in Schedule "A" hereto including, without limitation:

(i)	the Software;
(ii)	the Documentation;
(iii)	the Copyright and/or any patent rights;
(iv)	the Confidential Information including the Confidential Information regarding the algorithms, techniques and methods included in the Software;
(v)	UBC's know-how relating to the UBC Technology; and
(vi)	all research, data, specifications, instructions, manuals, papers or other materials of any nature whatsoever, whether written or otherwise, relating to same;
(bb)

"UBC Exclusive Technology" means any and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, prior to the Start Date by UBC relating to and including the technology described in Schedule "B" hereto including, without limitation:

(i)	the Software;
(ii)	the Documentation;
(iii)	the Copyright and/or any patent rights;
(iv)	the Confidential Information including the Confidential Information regarding the algorithms, techniques and methods included in the Software;
(v)	UBC's know-how relating to the UBC Technology; and
(vi)	all research, data, specifications, instructions, manuals, papers or other materials of any nature whatsoever, whether written or otherwise, relating to same;
(cc)	"UBC Trade-marks" means any mark, trade-mark, service mark, logo, insignia, seal, design, symbol or device used by UBC in any manner at all;
(dd)	"Upstream Technology" means the technology made and/or conceived solely by one or more employees of Upstream, as set out in Schedule "F" to this agreement.
2.0	PROPERTY RIGHTS IN & TO THE TECHNOLOGY
2.1	The Parties acknowledge and agree that:
(a)	UBC owns any and all right, title and interest in and to the UBC Technology;
(b)	Upstream owns any and all right, title and interest in and to all Upstream Technology;
(c)	UBC owns any and all right, title and interest in and to New Technology developed solely by UBC;
(d)	UBC and Upstream jointly own any and all right, title and interest in and to the New Technology that is not solely developed by UBC.

2.2                      Notwithstanding the applicable patent or other intellectual property laws in any jurisdiction, neither of the parties may sell, assign or commercially exploit any New Technology without the other party's prior written consent, except as specifically provided for herein.

2.3                     The Parties shall on request, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the Technology vest with, or remain with, the Parties as set out in Article 2.1.

2.4                     On the last business day of January and July of each year during the term of this agreement, the parties shall exchange in writing the details of all New Technology which UBC, Upstream and any sub-licensees of Upstream have developed and/or acquired during the previous six month period.

3.0	PROVISION OF SERVICES

3.1                     Upstream agrees to undertake the development of the UBC Technology, New Technology and Products, using its proprietary Upstream Technology, on the terms and conditions herein set forth in this agreement.

3.2                     Upstream shall complete the development of a beta test version of the New Technology within six months of the Start Date, which beta test version shall be installed and tested at the laboratory of Dr. Wyeth Wasserman at C & W.

4.0	GRANT OF LICENSES

4.1                      UBC grants to Upstream a worldwide exclusive license to use and sublicense the UBC Exclusive Technology and the New Technology and to develop, improve, manufacture, distribute, and sell Products and Services on the terms and conditions set out in this agreement.

4.2                      UBC grants to Upstream a worldwide non-exclusive license to use and sublicense the UBC Non-exclusive Technology and the New Technology and to develop, improve, manufacture, distribute, and sell Products and Services on the terms and conditions set out in this agreement.

4.3                      The license granted under this agreement is granted only to Upstream and not to any Affiliated Companies.

4.4                      As a condition of UBC granting the license, Upstream agrees to pay to UBC an initial license fee consisting of 0.5% Upstream equity [JPH NOTE: want to keep the equity the same], with a non-dilution position up to a value of $2 million (CDN) in cash financing to Upstream, and $7,500 (CDN) that may be deferred 12 months from the Start Date, but will not be subtracted from or considered against the minimum annual royalties due. (the "Initial License Fee"). The equity portion of the Initial License Fee will be supplied concurrently with the execution of this agreement. No part of the Initial License Fee will be refunded to Upstream (in whole or in part) under any circumstances.

4.5                      Upstream acknowledges and agrees that UBC may use the UBC Technology and the New Technology without charge in any manner at all for research, scholarly publication, educational and all other non-commercial uses, and Upstream hereby grants to UBC a royalty free perpetual non-exclusive license in and to Upstream's joint interest in the New Technology limited to those purposes.

4.6                      UBC may register a financing statement regarding this agreement under the Personal Property Security Act of British Columbia and/or under similar legislation in those jurisdictions in which Upstream carries on business and/or has its chief place of business.

4.7                      Upstream will give notice to UBC if it is carrying on business and/or locates its chief place of business in a jurisdiction outside British Columbia before starting business in that other jurisdiction. If UBC has registered a financing statement under Article 4.5, Upstream will file within 15 days of any change in jurisdiction, the appropriate documents in the Personal Property Registries or similar registries outside of British Columbia to document the change in jurisdiction and will provide UBC a copy of the verification statement regarding each filing within 15 days after receiving the verification statement. Upstream will pay for all costs associated with the registrations under this Article 4.6.

5.0	SUBLICENSING

5.1                     Upstream may grant sublicenses of the UBC Technology and/or the New Technology to Affiliated Companies or other third parties with the prior written consent of UBC. Upstream will provide UBC with a non-redacted signed copy of each sublicense granted within 30 days of it being signed by Upstream and the sublicense. For the purposes of clarity, distributors of Software and/or Products for Upstream will not be deemed sublicensors when the distributors sole function sell Software and/or Products, and/or bundle Software and/or Products with sublicensor products.

5.2                      Any sublicense granted by Upstream will be granted only to the sub-licensee and cannot be assigned or further sub-sublicensed without the prior written consent of UBC, which consent will not be unreasonably withheld.

5.3                      Upstream is granted the right to sell Products using an end user agreement in a form approved by UBC (the "End User Agreement"). Each End-User Agreement will protect UBC's right, title and interest in and to the UBC Technology and New Technology and will provide UBC with indemnities, limitations of liability, limitations of warranty and similar protection, at least to the same extent as contained in this Agreement. Upstream covenants that Product will be delivered to any End-User, or any prospective End-User until the terms of the End-User Agreement have been executed or assented to by the End-User.

5.4                      The sale of a Product accompanied by the End User Agreement shall be deemed to not be, for the purposes of Article 5.1, a sublicense of the UBC Technology or New Technology.

5.5                      Upstream will ensure that the source code to the UBC Technology and New Technology is not disclosed to any End User or other third party.

6.0	ROYALTIES

6.1                      In consideration of the Upstream License, Upstream will pay to UBC a royalty equal to: [JPH NOTE: since Upstream has access to Wyeth's improvements, I think a 25% reduction is reasonable, keep everyone incented to participate]

(a)	15% of the Revenue or $300 (CDN) per licensed seat, whichever is greater, and
(b)	30% of the Sublicensing Revenue.

6.2                      It is acknowledged that upon the sale of a Products to an End-User, that Upstream will also sell Services to such End-User related to the Products. Upstream will pay to UBC in addition to the royalties due under Article 6.1(a) and (b), a royalty equal to 5% of the Service Revenue.

6.3                      There are a limited number of specific customers for the Software and/or Products ("Existing UBC Leads") for which upon completion of sales resulting from such referrals, an additional referral fee of 10% of the Revenue ("Referral Fee") will be due to UBC. During the course of this Agreement, should UBC refer other customers to Upstream, the Referral Fee will also apply. This Referral Fee will be in addition to the royalties outlined in section 6.1.

6.4	The royalty:
(a)	under Article 6.1(a) and (b) is due and payable within 30 days of each respective Royalty Due Date and is to be calculated with respect to the Revenue and the

Sublicensing Revenue in the six month period immediately before the applicable Royalty Due Date;

(b)	under Article 6.2 is due and payable within 30 days of the end of each calendar year, with respect to the Service Revenue received within the immediately preceding calendar year.

6.5                      All royalties paid by Upstream to UBC under this agreement will be in Canadian dollars without any reduction or deduction of any nature or kind at all. If Upstream receives any Revenue, Sublicensing Revenue or Service Revenue in a currency other than Canadian dollars, the currency will be converted to the equivalent in Canadian dollars on the date that any amount is payable to UBC, at the rate of exchange set by the Bank of Montreal for buying Canadian dollars with such currency. The amount of Canadian dollars resulting from the conversion is to be included in Revenue, Sublicensing Revenue or Service Revenue.

6.6                      Products or Services are to be deemed to have been sold by Upstream and included in the Revenue or Service Revenue as the case may be, when invoiced, delivered, shipped, or paid for, whichever is the first. Upstream is deemed to receive Sublicensing Revenue when the consideration is due from the sub-licensee.

6.7                      Any transaction, disposition, or other dealing involving all or part of the UBC Technology, New Technology or any Products or Services, between Upstream and another person that is not made at fair market value is deemed to have been made at fair market value, and the fair market value of the transaction, disposition, or other dealing will be added to and deemed part of the Revenue, Sublicensing Revenue or Service Revenue, as the case may be, and will be included in the calculation of royalties under this agreement.

7.0	MINIMUM ANNUAL ROYALTIES

7.1                      During the first 2 (two) years of this Agreement, Upstream will pay to UBC an minimum annual royalty of $7,500, years 3 (three) through 7 (seven) of this Agreement will have a minimum annual royalty of $15,000, and year 8 (eight) and any year thereafter a minimum annual royalty of $20,000 (the "Minimum Annual Royalty"). The Minimum Annual Royalty is payable on the anniversary of the Start Date during each year of the term of this agreement, and will not be refunded to Upstream (in whole or in part) under any circumstances. For the purposes of clarity and by means of an example, if during the second year of this Agreement UBC is owed $6,000 in royalties by Upstream , Upstream must add $1,500 to that amount in order to meet the Minimum Annual Royalty of $7,5000 in year 2 (two) of this Agreement.

8.0	PATENTS

8.1                      Upstream may identify any process, use or Products arising out of the UBC Technology or New Technology that may be patentable and UBC will, on the request of Upstream, take reasonable steps to apply for a patent in the name of UBC provided that Upstream pays all costs of applying for, registering and maintaining the patent in the jurisdictions in which Upstream designates that a patent is required. Upstream will on UBC's request pay to UBC a reasonable payment as an advance against expected patent expenses.

8.2                      Within 30 days of presentation of receipts and/or invoices by UBC to Upstream, Upstream will reimburse UBC for the balance of all costs incurred to date regarding any patents or patent applications relating to the UBC Technology or New Technology licensed under this agreement.

9.0	DISCLAIMER OF WARRANTY

9.1                     UBC makes no representations, conditions or warranties, either express or implied, regarding the UBC Technology, New Technology, Products or Services. Without limitation, UBC specifically disclaims any implied warranty, condition or representation that the UBC Technology, New Technology, Products or Services:

(a)	correspond with a particular description;
(b)	are of merchantable quality;
(c)	are fit for a particular purpose; or
(d)	are durable for a reasonable period of time.

UBC is not liable for any loss, whether direct, consequential, incidental or special, which Upstream or other third parties suffer arising from any defect, error or fault of the UBC Technology, New Technology, Products or Services, or their failure to perform, even if UBC is aware of the possibility of the defect, error, fault or failure. Upstream acknowledges that it has been advised by UBC to undertake its own due diligence regarding the UBC Technology, New Technology, Products and Services.

9.2	Nothing in this agreement:
(a)

constitutes a warranty or representation by UBC as to title to the UBC Technology, New Technology and/or the Products or that anything made, used, sold or otherwise disposed of under the license granted in this agreement is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights; or

(b)

imposes an obligation on UBC to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

9.3                      Notwithstanding Article 9.2, if there is an alleged infringement of the UBC Technology, New Technology or the Products or any right with respect to the UBC Technology, New Technology or the Products, Upstream may, on receiving the prior written consent of UBC, prosecute litigation designed to enjoin infringers of the UBC Technology, New Technology or the Products. Provided that it has first granted its prior written consent, UBC agrees to reasonably co-operate to the extent of signing all necessary documents and to vest in Upstream the right to institute the litigation, provided that all the direct and indirect costs and expenses of bringing and conducting the litigation or settlement are paid by Upstream and in this case all recoveries are for the benefit of Upstream.

9.4                      If any complaint alleging infringement of any patent or other proprietary rights is made against Upstream or a sub-licensee of Upstream regarding the use of the UBC Technology, New Technology or the manufacture, use or sale of the Products, the following procedure will be adopted:

(a)

Upstream will promptly notify UBC on receipt of the complaint and will keep UBC fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by Upstream on behalf of itself or a sub-licensee;

(b)

except as provided in Article 9.4(d), all costs and expenses incurred by Upstream or any sub-licensee of Upstream in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any third party, will be paid by Upstream or any sub-licensee of Upstream, as the case may be;

(c)	no decision or action concerning or governing any final disposition of the complaint will be taken without full consultation with, and approval by, UBC;
(d)

UBC may elect to participate as a party in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such participation will be paid by UBC (subject to the possibility of recovery of some or all of the additional expenses from the complainant); and

(e)

Upstream will pay all royalties payable under this agreement to UBC in trust from the date UBC receives notice of the complaint and until a resolution of the complaint has been finalized. If the complainant is successful, then the royalties paid to UBC in trust under this Article 9.4(e) will be returned to Upstream, provided that the amount being returned to Upstream is no more than the amount paid by Upstream to the complainant in the settlement or other disposition of the complaint. If the complainant does not succeed, then UBC retains all royalties paid to it under this Article 9.4(e).

10.0	INDEMNITY & LIMITATION OF LIABILITY

10.1                    Upstream indemnifies, holds harmless and defends UBC, its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all associated legal fees and disbursements actually incurred) arising out of the exercise of any rights under this agreement, including without limitation against any damages or losses, consequential or otherwise, arising in any manner at all from or out of the use of the Technology, Products or Services licensed under this agreement by Upstream or its sub-licensee or their customers or End-Users.

10.2                    UBC's total liability, whether under the express or implied terms of this agreement, in tort (including negligence) or at common law, for any loss or damage suffered by Upstream, whether direct, indirect or special, or any other similar damage that may arise or does arise from any breaches of this agreement by UBC, its Board of Governors, officers, employees, faculty, students or agents, is limited to the amount of the Initial License Fee paid to UBC under Article 4.3.

10.3                   Upstream acknowledges and agrees that UBC will not be liable for consequential or incidental damages arising from any breach or breaches of this agreement.

10.4                   Notwithstanding the termination or expiration of this agreement, the rights and obligations in Article 10 will survive and continue to bind Upstream and its successors and assigns.

11.0	PUBLICATION & CONFIDENTIALITY

11.1                   Each party will keep and use the other party's Confidential Information in confidence and will not, without the other party's prior written consent, disclose the other party's Confidential Information to any person or entity, except to the party's directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist such party in performing its obligations under this agreement. Upstream will maintain an appropriate internal program limiting the distribution of UBC's Confidential Information to only those officers, employees and professional advisors who require such Confidential Information in performing Upstream's obligations under this agreement and who have signed appropriate non-disclosure agreements.

11.2                    Any party required by judicial or administrative process to disclose the other party's Confidential Information, will promptly notify the other party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

11.3                    UBC is not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the UBC Technology, and with the consent of Upstream, relating to the New Technology, provided that with respect to the Confidential Information only, Upstream is provided with copies of the proposed disclosure at least 60 days before the presentation or publication date and does not, within 30 days after delivery of the proposed disclosure, give notice to UBC indicating that it objects to the proposed disclosure. Any objection to a proposed disclosure will specify the portions of the proposed disclosure considered objectionable (the "Objectionable Material"). On receiving notice from Upstream that any proposed disclosure contains Objectionable Material, UBC and Upstream agree to work together to revise the proposed disclosure to remove or alter the Objectionable Material in a manner acceptable to both Upstream and UBC, in which case Upstream will withdraw its objection. UBC is not restricted from publishing or presenting the proposed disclosure as long as the Objectionable Material has been removed. Any Objectionable Material will not be disclosed for six months from the date UBC delivered the proposed disclosure to Upstream. After six months from the date UBC delivered the proposed disclosure to Upstream, UBC is free to present and/or publish the proposed disclosure whether or not it contains Objectionable Material.

11.4                    Upstream requires of UBC, and to the extent permitted by law UBC agrees, that this agreement, and each part of it, is confidential and will not be disclosed to third parties, as Upstream claims that the disclosure would or could reveal commercial, scientific or technical information and would significantly harm Upstream's competitive position and/or interfere with Upstream's negotiations with prospective sub-licensees. Notwithstanding anything contained in Article 11, Upstream acknowledges and agrees that UBC may identify the title of this agreement, the parties to this agreement and the names of the inventors of the UBC Technology and any New Technology and that UBC may also disclose to the inventors of the UBC Technology and any New Technology the amount of all payments made to UBC by Upstream under this Agreement, the manner or method by which such payments were calculated and all Payment Reports delivered to UBC by Upstream in connection with such payments.

11.5                    Notwithstanding the termination or expiration of this agreement, the rights and obligations in Article 11 survive and continue to bind the parties, their successors and assigns.

12.0	UBC TRADE-MARKS AND MARKETING

12.1                   Upstream will not use the UBC Trade-marks or make reference to UBC or its name in any advertising or publicity, without the prior written consent of UBC. Without limitation, Upstream will not issue a press release regarding this agreement, the UBC Technology or the New Technology without first obtaining UBC's written approval. If Upstream is required by law to act in breach of this Article, Upstream will provide UBC with sufficient prior notice to permit UBC to bring an application or other proceeding to contest the requirement.

13.0	REPRESENTATIONS AND WARRANTIES OF UPSTREAM

13.1                    Upstream represents and warrants to UBC that it has the infrastructure, expertise and resources to:

(a)	develop and commercialize the UBC Technology and New Technology; and
(b)	track and monitor on an ongoing basis performance under the terms of each sublicense entered into by Upstream;

13.2                    Upstream represents and warrants to UBC that it will, throughout the term of this agreement:

(a)

allocate to the development and commercialization of the UBC Technology New Technology and Products at least the same degree of diligence, expertise, infrastructure, and resources as Upstream is allocating to the most favoured product developed and marketed by Upstream, and

(b)

use its best efforts to promote, market and sell the Products and exploit the UBC Technology and New Technology and to meet or cause to be met the market demand for the Products and the potential use of the UBC Technology and New Technology.

14.0	DUTIES OF UPSTREAM
14.1	Upstream will without fee or charge to UBC or C & W:

(a)	Provide a non-transferable site license of the completed New Technology and Product to C & W, no later than 1 years from the Start Date;
(b)	Provide 2 days of implementation Services, including training and configuration management to C & W;
(c)	Provide software upgrades to C&W.
15.0	DUTIES OF UBC

15.1                   UBC will, on execution of this agreement make available all Software code and Documentation associated with the UBC Technology to Upstream.

16.0	MEDIATION

16.1                   If UBC is of the view that Upstream is in breach of Article 13, UBC may give notice to Upstream under Article 23.3. Within 15 days of receiving UBC's notice, Upstream shall provide notice to UBC of its election to:

(a)	proceed with remedying the breach in accordance with Article 23.3, or
(b)	dispute the breach ("Dispute") and refer the Dispute to mediation in accordance with Article 16.2; or
(c)	accept the breach.

If Upstream elects to proceed with remedying the breach, then Upstream will be deemed to have waived any right to refer the matter to mediation in accordance with Article 16.2. If Upstream fails to make an election in accordance with this Article, then Upstream will be deemed to have accepted the breach and UBC may terminate this agreement.

16.2                    If Upstream elects to refer the Dispute to mediation, UBC will appoint a mediator (the "Mediator") (such Mediator to be approved by Upstream) within 15 days of Upstream's election. On appointment of the Mediator the following rules and procedures will govern the conduct of the parties and the Mediator before and during the mediation of a Dispute:

(a)

within 15 days of the appointment of the Mediator, Upstream will provide to the Mediator and UBC a written summary of its position and copies of all documents on which it intends to rely. On receiving Upstream's summary and documents, UBC has 15 days to submit to Upstream and the Mediator a summary of UBC's position along with the documents on which UBC intends to rely;

(b)

after each of Upstream and UBC has provided its summary and documents under Article 16.2(a), but not more than 60 days from the appointment of the Mediator, the parties agree to meet in the presence of the Mediator with a view to resolving the Dispute. The role of the Mediator will be to assist in negotiating a resolution of a Dispute and will not make a binding decision without the parties' prior written agreement;

(c)	the mediation of a Dispute may be terminated by either party, by giving notice to the other party:
(i)	if the other party fails to comply with its obligations under Article 16.2; or
(ii)	if the parties cannot agree on a resolution of the Dispute within 60 days from the appointment of the Mediator;
(d)	any information or documents disclosed by either party under this Article 16.2 must be kept confidential and must not be used except to attempt to resolve the Dispute; and
(e)	each party must bear its own costs of complying with Article 16.2 and the parties must bear equally the costs of any Mediator engaged.

16.3                    If the parties cannot agree on the resolution of the Dispute within 60 days from the appointment of the Mediator, or if the mediation of the Dispute has been terminated under Article

16.2(c), then Upstream will (counting from the end of the 60 day period) have a further 30 days to remedy the breach in accordance with Article 24.3(a). If Upstream fails to remedy the breach within such 30 day period then UBC may terminate this agreement.

17.0	ACCOUNTING RECORDS & REPORTS

17.1                   Upstream will maintain at its principal place of business, or another place as may be most convenient, separate accounts and records of all Revenues, Sublicensing Revenues and Service Revenue and all business done in connection with the UBC Technology, New Technology or any Products, and Services. The accounts and records will be in sufficient detail to enable proper returns to be made under this agreement and Upstream will cause its sub-licensees to keep similar accounts and records.

17.2	Upstream will complete and deliver to UBC:
(a)

within 30 days of each and every Royalty Due Date, a completed Payment Report in the form attached as Schedule "C", (or an amended form as required by UBC from time to time) together with the royalty payable under this agreement. A separate Payment Report shall be prepared and delivered for each sublicense, including an accounting statement setting out in detail how the amount of Sublicensing Revenue was determined and identifying each sub-licensee and the location of the business of each sub-licensee. The first Payment Report will be submitted within 30 days of the first the Royalty Due Date after the receipt of the first Revenue or Sublicensing Revenue, and thereafter a Payment Report shall be delivered every six months regardless of whether any Revenue or Sublicensing Revenue was received in the preceding period and a separate Payment Report shall be delivered within 30 days of the end of each calendar year with respect to the Service Revenue received in the immediately preceding year; and

(b)

on or before the anniversary of the Start Date of each year during the term of this agreement, starting on 2005, an Annual Report in the form attached as Schedule "D" (or an amended form as required by UBC from time to time).

17.3                    The calculation of royalties will be carried out in accordance with generally accepted Canadian accounting principles, or the standards and principles adopted by the U.S. Financial Accounting Standards Board applied on a consistent basis.

17.4                    Upstream will retain the accounts and records referred to in Article 18.1 for at least six years from when they were made and will permit any duly authorized representative of UBC to inspect, at UBC's expense, the accounts and records during Upstream's normal business hours. Upstream will provide to the representative all reasonable evidence necessary to verify the accounts and records and will allow copies to be made of the accounts, records and agreements. If an inspection of Upstream's records by UBC shows an under-reporting or underpayment by Upstream of any amount to UBC, by more than five percent (5%) for any 12 month period, then Upstream will reimburse UBC for the cost of the inspection as well as pay to UBC any amount found due (including any interest) within 30 days of notice by UBC to Upstream.

17.5                    During the term of this agreement and after its expiry or termination, UBC will use reasonable efforts to ensure that all information provided to UBC or its representatives under this Article remains confidential and is treated as confidential by UBC.

18.0	INSURANCE

18.1                   During the term of this agreement and for a period of three years after its expiry or termination, Upstream will procure and maintain insurance (including public liability and commercial general liability insurance), as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business.

18.2                   Notwithstanding Article 18.1, one month before the First Use of the Technology, Upstream will give notice to UBC of the terms and amount of the product liability, public liability, and commercial general liability insurance and such other types of insurance which it has placed. This insurance will:

(a)	be placed with a reputable and financially secure insurance carrier;
(b)	include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds;
(c)	provide coverage regarding all activities under this agreement;
(d)	include a waiver of subrogation against UBC, and a severability of interest and cross-liability clauses; and
(e)	provide that the policy cannot be cancelled or materially altered except on at least 30 days' prior notice to UBC.

18.3                   UBC may from time to time require reasonable amendments to the terms or the amount of coverage contained in Upstream's insurance policy. Upstream will provide to UBC for its approval certificates of insurance evidencing the coverage seven days before the First Use of the New Technology. Upstream will not:

(a)	allow the First Use of the Technology to occur; or
(b)	sell any Product or allow any third party to use the New Technology,

at any time unless a certificate of insurance has been provided and approved by UBC, and the insurance outlined in Article 18.2 is in effect.

18.4	Upstream will also require each sub-licensee to procure and maintain:
(a)

public liability and commercial general liability insurance and such other types of insurance as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business; and

(b)

in any event, one month before the First Use of the Technology by the sub-licensee, product liability, clinical trials, public liability and commercial general liability insurance in reasonable amounts, with a reputable and financially secure insurance carrier.

Upstream will ensure that all sub-licensee's policies of insurance include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds.

19.0	ASSIGNMENT & CHANGE OF CONTROL

19.1                   Upstream will not assign, transfer, mortgage, pledge, financially encumber, grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the rights granted to it under this agreement without the prior written consent of UBC.

19.2                    UBC will have the right to assign its rights, duties and obligations under this agreement to a company of which it is the sole shareholder, or a society which it has incorporated or which has purposes which are consistent with the objectives of UBC. If UBC makes such an assignment, Upstream will release and discharge UBC from all obligations or covenants, provided that the company or society, as the case may be, signs a written agreement which provides that the company or society assumes all obligations or covenants from UBC and that Upstream retains all rights granted to Upstream under this agreement.

20.0	GOVERNING LAW

20.1                    This agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. The parties agree that the British Columbia Supreme Court has exclusive jurisdiction over this agreement.

21.0	NOTICES

21.1                    All reports and notices or other documents that a party is required or may want to deliver to any other party will be delivered:

(a)	in writing; and
(b)	either by personal delivery or by registered or certified mail at the address for the receiving party set out in Article 22.2 or as varied by any notice.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 22.1 is deemed to have been received at the end of the fifth day after it is posted.

21.2                    The address for delivery of notices and instructions for making payments to UBC are set out in the attached Schedule "E". The address for delivery of notices to Upstream is set out below:

UPSTREAM SOFTWARE INC.

305-1338 West Broadway,

Vancouver, British Columbia, Canada, V6H 1H2

Telephone: (604) 730-0086

Fax: (604) 730-0320

22.0	TERM
22.1	The term of this agreement starts on the Start Date and ends on:
(a)	the day that is exactly 10 years from the Start Date unless terminated earlier under Article 23.

23.0	TERMINATION OF AGREEMENT

23.1                   This agreement automatically and immediately terminates without notice to Upstream if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purpose, is started by or against Upstream.

23.2                   UBC may, at its option, immediately terminate this agreement by giving notice to Upstream if one or more of the following occurs:

(a)

Upstream becomes insolvent, as evidenced, for example (without limitation) by the appointment of a receiver, a receiver manager, the issuance of financial statements which according to GAAP would render Upstream insolvent, the termination of a majority of Upstream's employees, the vacation of Upstream's chief place of business without prior notice to UBC, or Upstream ceasing or threatening to cease carrying on business;

(b)

any execution or other process of any court becomes enforceable against Upstream, or if any similar process is levied on the rights under this agreement or on any money due to UBC and which process is not released or satisfied by Upstream within 30 days from the process becoming enforceable or being levied;

(c)	any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of Upstream;
(d)

the UBC Technology or New Technology becomes subject to any security interest, lien, charge or encumbrance in favour of any third party claiming through Upstream without the prior consent of UBC, such consent not to be unreasonably withheld;

(e)	if Upstream breaches any of Articles 5.1, 12.1 or 18;
(f)

if any Upstream sub-licensee is in breach of its sublicense with Upstream and Upstream does not, in accordance with the terms of the sublicense, take all reasonable steps within 30 days of receipt of notice from UBC, to cause the sub-licensee to cure the breach; or,

(g)	if Upstream is in breach of any other agreement between Upstream and UBC and the breach has not been cured within the time provided for the curing of the breach under the terms of the other agreement.

23.3                    Other than as set out in Articles 23.1 and 23.2, either party may, at its option, terminate this agreement for any breach by the other party which is not remedied after providing the following notice to the party in breach:

(a)	30 days notice in the case of any breach which can reasonably be remedied within 30 days of the delivery of such notice; or
(b)

if the breach cannot be remedied within 30 days and the breach is not remedied within such further period as may be reasonably necessary, or within 90 days after receipt of notice, whichever is sooner.

23.4                   If this agreement is terminated under Article 23.1 23.2 or due to Upstream's default under Article 23.3, Upstream will make all outstanding royalty payments to UBC under Articles 6, and UBC may proceed to enforce payment of all outstanding royalties or other monies owed to UBC and to exercise any or all of the rights and remedies available under this agreement or otherwise available by law or in equity, successively or concurrently, at the option of UBC. Within five days of the Effective Termination Date, Upstream will deliver to UBC all UBC Technology and New Technology in its possession or control, and the license granted by UBC to Upstream for the UBC Technology and UBC's joint interest in the New Technology will immediately terminate. If Upstream has not delivered up the UBC Technology, and UBC's joint interest in the New Technology and any Products within five days from the Effective Termination Date, UBC may immediately and without notice enter Upstream's premises and take possession of the UBC Technology, New Technology and any Products. Upstream will pay all charges or expenses incurred by UBC in the enforcement of its rights or remedies against Upstream under this Article 23.4, including without limitation UBC's legal fees and disbursements on an indemnity basis.

23.5                    Upstream will deliver to UBC an accounting within 30 days from the Effective Termination Date. The accounting will specify, in or on such terms as UBC may in its sole discretion require, the inventory or stock of Products remaining in Upstream's possession on the Effective Termination Date, and UBC will be entitled to instruct as to their disposal. Upstream will continue to make royalty payments to UBC in the same manner specified in Articles 6 on all UBC Technology, New Technology, Services Products sold in accordance with this Article 23.5, notwithstanding anything contained in, or any exercise of rights by UBC, under Article 23.4.

23.6                    Notwithstanding the termination or expiration of this agreement, Article 17 remains in full force and effect until six years after:

(a)	all payments of royalties required to be made by Upstream to UBC under this agreement have been made by Upstream to UBC.
24.0	MISCELLANEOUS COVENANTS OF UPSTREAM

24.1                    Upstream represents and warrants to UBC that Upstream is a corporation duly organized, existing and in good standing under the laws of British Columbia and has the power, authority and capacity to enter into this agreement and to carry out the transactions contemplated by this agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

24.2                   Upstream will comply with all laws, regulations and ordinances, whether Federal, Provincial, Municipal or otherwise, with respect to the Technology Products or Services and this agreement.

24.3                   Upstream will pay all reasonable legal expenses and costs incurred by UBC in negotiating and drafting this agreement (to a maximum of $3,000) and regarding any consents and approvals required from UBC.

24.4                   Upstream will pay all taxes and any related interest or penalty designated in any manner at all and imposed as a result of the existence or operation of this agreement, including without limitation tax which Upstream is required to withhold or deduct from payments to UBC. Upstream will provide to UBC evidence as may be required by Canadian authorities to establish that the tax has been paid. The royalties specified in this agreement are exclusive of taxes. If UBC is required to collect a tax to be paid by Upstream or any of its sub-licensees, Upstream will pay the tax to UBC on demand.

24.5                   The obligation of Upstream to make all payments under this agreement is absolute and unconditional and is not, except as expressly set out in this agreement, affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defence or other right which Upstream may have against UBC, or anyone else for any reason at all.

24.6                    Upstream will pay interest on all amounts due and owing to UBC under this agreement but not paid by Upstream on the due date, at the rate of 12.68% per annum, calculated annually not in advance. The interest accrues on the balance of unpaid amounts from time to time outstanding, from the date on which portions of the amounts become due and owing until payment in full.

25.0	MANAGEMENT OF CONFLICTS OF INTEREST

25.1                    Upstream acknowledges that it is aware of UBC's Conflict of Interest Policy #97, Patent and Licensing Policy #88 and Research Policy #87 (http://www.policv.ubc.ca/), and that UBC may amend these policies or introduce new policies from time to time.

25.2	Subject to Article 25.3 Upstream and UBC agree, that:
(a)

the facilities and research programs of Upstream will be conducted independently of all UBC facilities, students or staff, and in particular, independently of and from the laboratory facilities made available to the Investigator by reason of the Investigator's employment at UBC;

(b)	no students, post-doctoral fellows or other UBC staff will participate or be involved in Upstream's research, projects or utilize its facilities; and
(c)	any disclosures of inventions made by the Investigator to Upstream will be immediately forwarded by Upstream to UBC.

25.3                   Upstream and UBC may, from time to time, enter into written agreements to permit activities which would otherwise be prohibited by Article 25.2.

26.0	GENERAL

26.1                   Upstream will permit UBC, during normal business hours and upon reasonable notice, to enter any premises of Upstream for the purpose of ascertaining whether or not this agreement has been, is being, or will be complied with by Upstream.

26.2                    Nothing contained in this agreement is to be deemed or construed to create between the parties a partnership or joint venture. No party has the authority to act on behalf of any other party, or to commit any other party in any manner at all or cause any other party's name to be used in any way not specifically authorized by this agreement.

26.3                    Subject to the limitations in this agreement, this agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

26.4                    No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times regarding any terms of this agreement operates as a waiver of that party's rights under this agreement. A waiver of any term or right under this agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

26.5                   No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

26.6                   All terms which require performance by the parties after the expiry or termination of this agreement, will remain in force despite this agreement's expiry or termination for any reason.

26.7                   Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this agreement will continue in full force and effect.

26.8                   Upstream acknowledges that the law firm of Richards Buell Sutton has acted solely for UBC in connection with this agreement and that all other parties have been advised to seek independent legal advice.

26.9                   This agreement sets out the entire understanding between the parties and no changes are binding unless signed in writing by the parties to this agreement.

26.10	Time is of the essence of this agreement.

26.11                 Unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

SIGNED BY THE PARTIES AS AN AGREEMENT on the 23 day of March, 2005 but effective as of the Start Date.

SIGNED FOR AND ON BEHALF of

THE UNIVERSITY OF BRITISH COLUMBIA

by its authorized signatories:

Signature: /s/ J.P. Heale
Name: Dr. J.P. Heale
Title: Associate Director, UILO

SIGNED FOR AND ON BEHALF of

UPSTREAM BIOSCIENCES INC.

by its authorized signatories:

Signature: /s/ Joel L. Bellerson
Name: Joel L. Bellerson
Title: CEO

Please print Name and Title of Signatory

SCHEDULE "A"

DESCRIPTION OF "UBC NON-EXCLUSIVE TECHNOLOGY"

UBC File#	lnventor(s)	Description
05-135	Dr. Wyeth Wasserman	Intellectual property (copyrights, know-how and tradenames):
		1)	CONSITE - Transcription factor site prediction; Transcription factor binding site detection using phylogenetic footprinting; for finding regulatory regions by phylogenetic footprinting.
		2)	RAVEN - Regulatory Analysis of Variation in Enhancers;
3)

GeneLynx - extensible relational database of hyperlinks for each gene within three different genomes (human, rat, mouse); provides information about a particular gene using search identifiers (keyword, accession number, ID, protein or nucleotide sequence).

		4)	TFBS - Perl modules for transcription factor binding site detection and analysis (open Access)
		5)	MSCAN - algorithm that detects clusters of transcription factor binding sites in genomic sequences; written in JAVA.
		6)	JASPAR - transcription factor binding profile database (open access)